                                                                   Exhibit 12.1

                      OLSTEN CORPORATION AND SUBSIDIARIES
                      -----------------------------------
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In thousands, except ratio data)

                                               Dec. 29,       Jan. 3,       Jan. 2,       Jan. 1,       Dec. 31,
                                                 1991          1993          1994          1995           1995
                                               --------       -------       -------       -------       --------
                                                   $             $             $             $              $
Earnings available for fixed charges:
Income before income taxes, minority
  interests and extraordinary charge           13,452         49,757         3,279        122,905       156,188
Add, fixed charges                             31,462         34,107        34,766         21,653        20,248
                                               ------         ------        ------        -------       -------
      Total (A)                                44,914         83,864        38,045        144,558       176,436
                                               ======         ======        ======        =======       =======
Fixed charges:
Interest                                       20,462         22,107        21,244          9,178         8,564
Interest portion of net rent expense*          11,000         12,000        13,522         12,475        11,684
                                               ------         ------        ------        -------       -------
      Total (B)                                31,462         34,107        34,766         21,653        20,248
                                               ======         ======        ======        =======       =======
Earnings after fixed charges (A-B)             13,452         49,757         3,279        122,905       156,188
                                               ======         ======        ======        =======       =======
Coverage (A/B)                                    1.4x           2.5x         1.1x           6.7x          8.7x
                                               ======         ======        ======        =======       =======

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*One-third of rent expense is deemed by the Company as representative of the interest factor in the rentals.